EXHIBIT 99.1

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Andreas Marathovouniotis
Russo Partners	Russo Partners
212-845-4271	212-845-4253
David.Schull@russopartnersllc.com	Andreas.Marathis@russopartnersllc.com

Wendy.Lau@russopartnersllc.com

Alfacell Reports Fiscal Fourth Quarter and Year-End 2007 Financial Results

SOMERSET, N.J., Oct. 15, 2007 – Alfacell Corporation (NASDAQ: ACEL) today announced a fiscal fourth quarter 2007 net loss of approximately $2.4 million, or $0.05 per basic and diluted share, and a net loss of approximately $8.8 million, or $0.19 per basic and diluted share, for the fiscal year ended July 31, 2007.

Fiscal Fourth Quarter 2007 Results

The fiscal fourth quarter 2007 net loss of approximately $2.4 million ($0.05 per basic and diluted common share) represents a $0.3 million increase, compared to the $2.1 million loss ($0.05 per basic and diluted common share) reported for the fiscal fourth quarter of 2006. Increased general and administrative expenses of approximately $0.5 million were offset by decreased research and development expenses of approximately $0.1 million during the fiscal fourth quarter of 2007, as compared to the same fiscal quarter in 2006.

Fiscal 2007 Results

Net loss for the fiscal year ended July 31, 2007 of approximately $8.8 million ($0.19 per basic and diluted common share) represents an increase of approximately $1.0 million, compared to the $7.8 million net loss ($0.21 per basic and diluted common share) for the fiscal year ended July 31, 2006. The increased net loss in fiscal 2007 is comprised of increased research and development expenses of approximately $0.3 million and increased general and administrative expenses of approximately $1.1 million, which were offset by increased interest income of approximately $0.3 million and increased proceeds from the sale of state tax benefits of approximately $0.2 million versus fiscal 2006.

Cash and Liquidity

As of July 31, 2007, the company had cash and cash equivalents of approximately $7.0 million, an increase of approximately $0.5 million, compared to cash and cash equivalents of approximately $6.5 million on April 30, 2007. The company believes that this level of cash and cash equivalents is sufficient to support its activities into the first quarter of fiscal year 2009, based on the current expected level of expenditures.

“We have made significant progress during our fiscal year 2007,” said Kuslima Shogen, Alfacell’s chairman and chief executive officer. “We completed enrollment in our Phase IIIb clinical trial for ONCONASE® and expect to begin the statistical analysis by the end of December 2007 upon reaching the necessary number of evaluable events. Our rolling NDA submission for ONCONASE continues as planned, and we are pleased to have entered into our first two commercial agreements for ONCONASE.”

Clinical Trials Update

Alfacell has completed patient enrollment in the Phase IIIb clinical trial for ONCONASE® (ranpirnase) in patients suffering from unresectable malignant mesothelioma. A total of 428 patients were enrolled in the trial. The company plans to begin the required statistical analysis of the data generated by the trial after 316 evaluable events have occurred. A total of 295 evaluable events have occurred to date.

The U.S. Food and Drug Administration (FDA) granted ONCONASE fast track status and orphan-drug designation for treatment of malignant mesothelioma. The rolling NDA submission for ONCONASE is in process, and Alfacell plans to submit the final clinical section within four months of reporting 316 evaluable events.

Commercial Update

In December 2006, Alfacell entered into a marketing and distribution agreement with GENESIS Pharma S.A. for ONCONASE in eight countries in Southeast Europe, including Greece, Cyprus, Bulgaria, Romania, Slovenia, Croatia, Serbia and the Former Yugoslavian Republic of Macedonia.

In addition, in July 2007, Alfacell entered into a marketing and distribution agreement with USP Pharma Spolka Z.O.O. (USP Pharma), an affiliate of U.S. Pharmacia, for the commercialization of ONCONASE in Eastern Europe, including Poland, Belarus, Ukraine, Estonia, Latvia and Lithuania. Under the agreement, Alfacell received $1.5 million consisting of an up-front fee and equity investment.

Conference Call & Webcast

Alfacell will host a conference call and Webcast to discuss these financial results at 11 a.m. EDT on Monday, Oct. 15. To participate in the live conference call, U.S. residents may dial 1-877-407-9205 and international callers may dial 1-201-689-8054 referencing Alfacell. A replay of the call will be available until Oct. 22. To access the replay, U.S. residents may dial 1-877-660-6853, and international callers may dial 1-201-612-7415 and enter account number 286 and conference ID number 257455. A live Webcast and replay of the conference call will be available on Alfacell’s Web site at www.alfacell.com.

About ONCONASE®

ONCONASE is a first-in-class therapeutic product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to an ongoing Phase IIIb study in malignant mesothelioma, Alfacell is conducting a Phase I/II trial of ONCONASE in non-small cell lung cancer (NSCLC) and other solid tumors. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in the outcome of the company’s ongoing Phase IIIb clinical trial for its lead product, the company's ability to secure necessary approvals from regulatory agencies, uncertainties involving the ability of the company to finance research and development activities and its ongoing operations, potential challenges to or violations of patents, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

ALFACELL CORPORATION

Condensed Statements of Operations

	Three-Months Ended		Fiscal Year Ended
	July 31		July 31
	2007	2006	2007	2006

Revenues	$—	$—	$—	$—

Expenses:
Research and development	1,247,601	1,364,109	5,543,175	5,229,996
General and administrative	1,248,317	764,903	4,092,990	3,004,835
Total expenses	2,495,918	2,129,012	9,636,165	8,234,831

Loss from operations	(2,495,918)	(2,129,012)	(9,636,165)	(8,234,831)

Interest income, net	66,586	31,210	370,554	107,274

State tax benefit	—	—	510,467	317,382

Net loss	$(2,429,332)	$(2,097,802)	$(8,755,144)	$(7,810,175)

Net loss per share—basic and diluted	$(0.05)	$(0.05)	$(0.19)	$(0.21)

Shares used in computation of net loss per share:
Basic and diluted	45,489,000	38,527,000	44,958,000	37,308,000

Balance Sheet Data:

	July 31,	July 31,
	2007	2006
Cash and cash equivalents	$6,968,172	$11,518,540
Total assets	$7,820,499	$11,826,428
Current liabilities	$1,829,900	$2,593,425
Accumulated deficit	$(92,071,755)	$(83,316,611)
Total stockholders equity	$5,778,480	$9,233,003